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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*

   Ellis                            Henry                 B.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

   Basset California Co.
   P.O. Box 179
--------------------------------------------------------------------------------
                                    (Street)

   El Paso                            TX                  79942
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol


     Global Payment Technologies, Inc. (GPTX)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Statement for Month/Day/Year

     November 25, 2002
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)


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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [ ]  Form filed by more than one Reporting Person
--------------------------------------------------------------------------------

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                          6.
                                                              4.                           5.             Owner-
                                   2A.                        Securities Acquired (A) or   Amount of      ship
                                   Deemed      3.             Disposed of (D)              Securities     Form:      7.
                                   Execution   Transaction    (Instr. 3, 4 and 5)          Beneficially   Direct     Nature of
                    2.             Date, if    Code           --------------------------   Owned at End   (D) or     Indirect
1.                  Transaction    any         (Instr. 8)                (A)               of Month       Indirect   Beneficial
Title of Security   Date           (mm/dd/yy)  -----------     Amount     or     Price     (Instr. 3      (I)        Ownership
(Instr. 3)          (mm/dd/yy)                  Code   V                 (D)               and 4)         (Instr.4)  (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
par value $.01
per share            11/25/02                   S               1,500     D      $6.15
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
par value $.01
per share            11/25/02                   S               3,500     D      $6.00     16,885          D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

                                                                          (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
            2.                                                6.                                          Deriv-    of
            Conver-                              5.           Date              7.                        ative     Deriv-   11.
            sion                                 Number of    Exercisable       Title and Amount          Secur-    ative    Nature
            or                                   Derivative   and               of Underlying     8.      ities     Secur-   of
            Exer-                        4.      Securities   Expiration Date   Securities        Price   Bene-     ity:     In-
            cise    3.       3A.         Trans-  Acquired (A) (Month/Day/Year)  (Instr. 3 and 4)  of      ficially  Direct   direct
            Price   Trans-   Deemed      action  or Disposed  ----------------  ----------------  Deriv-  Owned     (D) or   Bene-
1.          of      action   Execution   Code    of(D)                                    Amount  ative   at End    In-      ficial
Title of    Deriv-  Date     Date, if    (Instr. (Instr. 3,                               or      Secur-  of        direct   Owner-
Derivative  ative   (Month/  any         8)      4 and 5)     Date     Expira-            Number  ity     Month     (I)      ship
Security    Secur-  Day/     (Month/Day  ------  -----------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)  ity     Year)    Year)       Code V    (A)  (D)   cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Option to
Purchase
Common                                                                          Common
Stock       $3.60                                              (1)     12/4/08  Stock     5,000           5,000      D
------------------------------------------------------------------------------------------------------------------------------------
Option to
Purchase
Common                                                                          Common
Stock       $3.60                                              (2)     12/4/08  Stock     14,000          14,000     D
------------------------------------------------------------------------------------------------------------------------------------
Option to
Purchase
Common                                                                          Common
Stock       $2.4065                                            (3)     3/18/08  Stock     15,500          15,500     D
------------------------------------------------------------------------------------------------------------------------------------
Option to
Purchase
Common                                                                          Common
Stock       $5.875                                             (4)     6/15/07  Stock     4,000           4,000      D
------------------------------------------------------------------------------------------------------------------------------------
Option to
Purchase
Common                                                                          Common
Stock       $10.875                                            (5)     3/9/06   Stock     1,500           1,500      D
------------------------------------------------------------------------------------------------------------------------------------
Option to
Purchase
Common                                                                          Common
Stock       $11.8125                                           (6)     3/9/05   Stock     1,500           1,500      D
------------------------------------------------------------------------------------------------------------------------------------
Option to
Purchase
Common                                                                          Common
Stock       $4.50                                              (7)     7/7/06   Stock     5,000           5,000      D
====================================================================================================================================

Explanation of Responses:
(1)  Exercisable in four equal annual installments beginning December 5, 2002.
(2)  Exercisable in three equal semi-annual installments beginning June 4, 2002.
(3)  Exercisable in four equal annual installments beginning March 18, 2002.
(4)  Exercisable in four equal annual installments beginning June 16, 2001.
(5)  Exercisable in four equal annual installments beginning March 10, 2000.
(6)  Exercisable in four equal annual installments beginning March 10, 1999.
(7)  Exercisable in three equal annual installments beginning July 8, 1997.

/s/ Thomas McNeill                                        December 2, 2002
---------------------------------------------            -------------------
**Signature of Reporting Person                                 Date
Thomas McNeill
Attorney-in-Fact

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                POWER OF ATTORNEY
                         FOR EXECUTING FORMS 3, 4 AND 5
                      RE: GLOBAL PAYMENT TECHNOLOGIES, INC.


Know all by these presents, that the undersigned hereby constitutes and appoints Thomas McNeill and Jon Macy, signing singly, the undersigned's true and lawful attorney-in-fact to:

(1)  execute for and on behalf of the  undersigned  Forms 3, 4 and 5 pursuant to
     Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder with respect to the undersigned's securities holdings in Global Payment Technologies, Inc.;

(2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete the execution of any such Form 3, 4 or 5 and the filing of such Form with the United States Securities and Exchange Commission and any other authority; and

(3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required of, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform each and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do personally, with full power of substitution, hereby ratifying and confirming all that such attorney-in-fact, or his substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended.

This Power of Attorney shall remain in full force and effect until the earlier of the time (i) the undersigned is no longer required to file Forms 3, 4, and 5 with respect to the undersigned's holdings of and transactions in securities issued by Global Payment Technologies, Inc. or (ii) the foregoing attorneys-in-fact receive a written revocation of this Power of Attorney.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 11th day of November 2002.


                                               /s/ Henry B. Ellis
                                               -----------------------------
                                               Name: Henry B. Ellis